Exhibit 99.1

WisdomTree Founder and CEO Jonathan Steinberg to be Named President

Bruce Lavine to become Vice Chairman

NEW YORK – ( GlobeNewswire) – April 24, 2012 – WisdomTree Investments, Inc. (NASDAQ:WETF), an exchange-traded fund sponsor and asset manager, today announced that its Board of Directors will appoint Jonathan Steinberg, WisdomTree’s founder and CEO, as President, effective August 1st. Mr. Steinberg will succeed Bruce Lavine who will relinquish President & Chief Operating Officer (COO) responsibilities and relocate to California for family reasons. Mr. Lavine will remain employed by WisdomTree and serve as Vice Chairman where he will continue to serve a leadership role in operations and strategy. Mr. Lavine will also be nominated to serve a new three-year term as a member of the Company’s Board of Directors at the upcoming annual meeting of stockholders.

“Bruce is one of the pioneers of the ETF industry and we are deeply appreciative of his experience and leadership as President & COO during our formative years. Given the strength and depth of WisdomTree’s seasoned management and operating team, we expect a seamless transition, and will continue to benefit from Bruce’s contributions going forward,” said Jonathan Steinberg, WisdomTree CEO.

WisdomTree has commenced an immediate search for a COO replacement. The Company is reviewing both internal and external candidates.

About WisdomTree

WisdomTree Investments, Inc. is a New York-based exchange-traded fund (“ETF”) sponsor and asset manager. WisdomTree currently offers 48 ETFs across Equities, Currency Income, Fixed Income and Alternatives asset classes. WisdomTree also licenses its indexes to third parties for proprietary products and promotes the use of WisdomTree ETFs in 401(k) plans. WisdomTree currently has approximately $15.5 billion in ETF assets under management.

WisdomTree® is the marketing name for WisdomTree Investments, Inc. and its wholly owned subsidiaries WisdomTree Asset Management, Inc. and WisdomTree Retirement Services, Inc. WisdomTree Asset Management, Inc. is a registered investment advisor and is the investment advisor to the WisdomTree Trust and the WisdomTree ETFs. The WisdomTree Trust is a registered open-end investment company. Each WisdomTree ETF is a series of the WisdomTree Trust. WisdomTree Retirement Services, Inc. supports the use of the WisdomTree ETFs in retirement plans by financial professionals.

Contact Information:
Stuart Bell
WisdomTree Investments, Inc.
+1 917.267.3702 sbell@wisdomtree.com